EXHIBIT 99.1

FOR RELEASE AT 11:00 AM, EST
Date: February 4, 2005

                   Double Eagle Petroleum Gives Project Update

Casper, Wyoming - Double Eagle Petroleum Co. (NASDAQ: DBLE) Double Eagle Petroleum Company today announced new developments on projects and the status of personnel.

Christmas Meadows Project: Double Eagle has been notified by the U.S. Forest Service that the Final Supplement to the Table Top Environmental Impact Statement has been reviewed, and that Double Eagle and its partners may proceed with completion of the access road and drilling of the well this year. Double Eagle plans to finish road construction and build the drilling pad in July 2005, with drilling to begin as quickly as possible thereafter. Prima Oil, which was acquired by Petro Canada, has relinquished its interest and duties as operator to Double Eagle et al., and Double Eagle will be seeking additional partners for drilling the well this summer.

Cow Creek: Double Eagle has drilled and cased the 13-7A well at Cow Creek. The well was drilled to a total depth of 4,150 feet based on an anomaly seen on the 3-D seismic survey that was acquired by Double Eagle in the summer of 2002. Several gas shows were seen in zones deeper than the currently producing coals of the Mesaverde. These zones will be tested through perforations in the next month. If the well does not produce commercial gas, the wellbore will be utilized as a water injection well to further facilitate the development of the shallower Mesaverde coals.

On January 30, 2005, Double Eagle sold 6.5 million cubic feet of natural gas from its 14 producing coal bed methane wells within the Cow Creek Unit. Double Eagle has a 100% working interest and an 80% net revenue interest in these wells.

Pinedale: An additional development well, the 13AA-16, was brought on line on January 25, 2005 at a sales rate of 6 million cubic feet per day. Double Eagle has an entitlement of 576,000 cubic feet per day from the well and an aggregate entitlement of 2.951 million per day from the wells within The Mesa Unit "B" Participating Area. In addition, Double Eagle has an entitlement of approximately 1.0 million per day from the Mesa Unit "C" Participating Area and minor production from the Mesa Unit "A" Participating Area.

Personnel: Double Eagle has hired Beth McBride as Vice President of Exploration and C. K. (Keith) Adams as Vice President of Engineering and Production. Peter Mueller has resigned effective February 15, 2005 as Chief Operating Officer in order to pursue other opportunities. We wish Mr. Mueller much success in these new ventures and appreciate his help at Double Eagle.

Beth McBride, who served as a Director of the Company from January 25, 2001 until June 8, 2004, has accepted the position of Vice President of Exploration in the Company's Denver office. She has been President and member of the Board of Directors of Legacy Energy Corporation since co-founding the company in 1990. Legacy Energy Corporation is a privately held oil and gas exploration company in

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Denver, Colorado. Ms. McBride was a geophysicist for Superior Oil Company in
Houston, Texas from 1981 through 1984, and held various exploration positions with Mobil Oil Corporation in Dallas, Texas and Denver, Colorado from 1985 to 1990. Ms. McBride received a B.Sc. degree in Geophysical Engineering from Colorado School of Mines in 1980.

C. K. (Keith) Adams has accepted the position of Vice President of Engineering and Production in the Company's Casper office. Mr. Adams has over 40 years of experience in drilling, completion, producing and facilities design and construction for oil and gas operations. Since 1985, Mr. Adams has been a consulting petroleum engineer and has worked on several projects for Double Eagle and other companies in the Rocky Mountains. Prior to 1985, Mr. Adams was a principal of McIlnay-Adams & Company, Inc. which he co-founded and co-owned. Mr. Adams is a registered Professional Engineer in Wyoming and Colorado. He received his BS/Petroleum Engineering from the University of Wyoming in 1964.

Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells crude oil and natural gas. The Company's current areas of exploration and development focus on Southwestern Wyoming, the Powder River Basin and the Wind River Basin in Wyoming.

                                     *******

This release may contain forward-looking statements regarding Double Eagle Petroleum Co.'s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.


Company Contact:
Steve Hollis, President
(307) 237-9330